Item 7:   Exhibit 11 - Schedule of Computation of Earnings Per Share

Formula: Net Income/Weighted Average Shares Outstanding = Net Income per Common Share

Three-month periods ended (without stock options):

December 31, 1997 $52,305 / 7,766,808 shares = $.007 Net Income per Common Share

December 31, 1996 $33,485 / 7,777,401 shares = $.004 Net Income per Common Share

Nine-month periods ended (without stock options):

December 31, 1997 $155,233 / 7,773,857 shares = $.020 Net Income per Common
Share

December 31, 1996 $103,027 / 7,777,401 shares = $.013 Net Income per Common
Share

Calculation of Earnings Per Share for the Common Stock Equivalent using the Treasury Stock Method:

Market price per share at December 31, 1997 = $.30
Option price per share = $.25
Weighted average of shares outstanding using the Treasury Stock Method of calculating Earnings Per Share = 7,903,230 three months December 31, 1997
                               = 7,910,279 nine months December 31, 1997
Three-month periods ended:

December 31, 1997 $52,305 / 7,903,230 shares = $.007 Net Income per Common Share

December 31, 1996   N/A

Nine-month periods ended:

December 31, 1997 $155,233 / 7,910,279 shares = $.02 Net Income per Common Share

December 31, 1996   N/A